Exhibit 10(d)

LTIP AWARD AGREEMENT
Performance Cycle (Years _______ to _______ )

This award agreement (“Agreement”), by and between Lincoln National Corporation (“LNC”) and ________________________ (“Grantee”), evidences the grant by LNC on ____________, _______ of a long-term incentive award to Grantee and Grantee’s acceptance of the award in accordance with and subject to the provisions of the Lincoln National Corporation Incentive Compensation Plan (“Plan”) and this Agreement. LNC and Grantee agree as follows:

1. Form of Award. Grantee has elected to receive Grantee’s target award for this performance cycle as follows: ____________ nonqualified stock options to purchase LNC common stock at $____________ for each share, ____________ shares of LNC common stock and ____________ in cash. Grantee’s actual award, if any, will be determined based on performance during the performance cycle in accordance with the terms of the Plan and the Long-Term Incentive Plan (“LTIP”) approved by the Compensation Committee of the LNC Board of Directors (“Committee”). The Committee shall determine if and when any award is payable under the Plan and reserves the right to adjust the amount of any award under the Plan at any time. The number of options and shares under this Agreement, if any, shall be adjusted appropriately in the event of a stock split, reverse stock split, stock dividend, or other similar event.

2. Transferability. This award may not be transferred, sold, pledged, or otherwise encumbered, except by will or the laws of descent and distribution.

3. Consequences of Competitive and Other Activity. Any award under this Agreement is subject to the following requirements:

(a) Noncompetition. Grantee may not render services for any organization or engage directly or indirectly in any business that, in the sole judgment of the Chief Executive Officer of LNC or other senior officer designated by the Committee, is or becomes competitive with LNC. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) Nondisclosure. Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any confidential information or material relating to the business of LNC that is acquired by Grantee either during or after employment with LNC.

(c) Inventions or Ideas. Grantee shall disclose promptly and assign to LNC all right, title, and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by LNC, relating in any manner to the actual or anticipated business, research or development work of LNC and shall do anything reasonably necessary to enable LNC to secure a patent where appropriate in the United States and in foreign countries.

Grantee must provide LNC with a certification of compliance with these provisions prior to the exercise of any option and prior to payment of any cash or share award. Failure to comply with these provisions at any time prior to, or during the six months after, any such exercise or payment shall cause such exercise or payment to be rescinded. LNC must notify Grantee in writing of any such rescission. LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from LNC, Grantee must pay LNC the amount of any gain realized or payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise or payment. Such payment by Grantee must be made either in cash or by returning the shares Grantee received in connection with the rescinded exercise or payment. If Grantee’s employment is terminated by LNC and its subsidiaries other than for fraud or other fidelity crimes, however, a failure of Grantee to comply with the noncompetition provisions after such termination shall not in itself cause rescission if the exercise or payment occurred before the termination.

4. Tax Withholding. In reference to an option award, LNC shall not issue shares until any required tax withholding payments are remitted to LNC by Grantee; and LNC may permit Grantee to surrender shares or withhold shares (from those that would otherwise be issued on exercise of the option) to satisfy tax withholding obligations. In reference to a share award, Grantee must remit to LNC an amount equal to the required tax withholding on the value of the shares payable under this Agreement at such time as they are taxable to Grantee; and Grantee may elect to surrender shares of LNC stock (including shares that are a part of this award) to satisfy all or part of the required tax withholding. In reference to a cash award, LNC will withhold any required taxes from the award (federal, state, and local income, employment, and other taxes).

5. Change in Control. Upon a Change in Control of LNC (as defined in the Plan), the Committee (as it shall have existed on the day immediately preceding such Change in Control) shall determine what, if any, award under this Agreement shall be provided to Grantee. In making such determination, the Committee shall consider the nature of such Change in Control, whether continuation of the Plan and payment of awards for this performance cycle are feasible, and whether the resulting corporate entity offers or commits to offer awards of comparable economic value; provided, however, that the Committee’s determination shall be consistent with existing LNC plans such as the LNC Incentive Compensation Plan and the LNC Executives’ Severance Benefit Plan.

6. Deferral. Pursuant to the LNC Executive Deferred Compensation Plan for Employees and if eligible for such Plan, Grantee may elect to defer receipt of any share or cash award under this Agreement, in the time and manner specified by the Benefits Administrator for such Plan.

7. Definitions. As used in this Agreement:

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six months and be expected to continue for at least six more months or be expected to continue unto death.

“Retirement” means, for purposes of this Agreement, Grantee’s retirement from LNC or a subsidiary at age 65 or older with at least five years of service (with LNC or a subsidiary) or, with the approval of Grantee’s employer, at age 55 or older with at least five years of such service.

“Cause” means (as determined by the Committee): (1) a conviction of a felony, or other fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure of Grantee to substantially perform Grantee’s duties with LNC or a subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by Grantee’s manager which specifically identifies the manner in which the manager believes that Grantee has not substantially performed Grantee’s duties.

8. Full or Pro-Rata Awards Upon Certain Events. Except as provided in this section and section 5, if during the performance cycle Grantee’s employment (with LNC and all subsidiaries of LNC) terminates for any reason, Grantee shall not be entitled to any award under this Agreement. In the case of Grantee's death, Total Disability, Retirement, or involuntary termination of employment with LNC and all affiliates without Cause, Grantee (or Grantee's beneficiary, if applicable) shall receive (a) a full award if the event shall have occurred after the first full year of the cycle or (b) a pro-rated award if the event shall have occurred during the first year of the cycle (based on the ratio of days of employment during such first year to 365). Any such award shall be paid at the same time long-term incentive awards are normally paid to employees who are employed at the end of the performance cycle. Notwithstanding the foregoing, in the case of such involuntary termination, any award shall be contingent on Grantee's release of claims against LNC and its affiliates (in form and substance satisfactory to LNC) and shall not be paid unless such release shall have become effective; except that such a release shall not be required when such termination is by reason of the sale or disposition of the business in which Grantee is employed.

9. Terms Applicable Only to Stock Units/Shares. During the performance cycle, any share award shall consist of LNC stock units but any actual award shall be payable in shares of LNC common stock. If an award becomes payable in shares of LNC stock under this Agreement, Grantee shall also receive an amount equal to the dividends that would have been paid on such shares of LNC stock had Grantee held such shares from the above date of grant through the date the award becomes payable. Such dividend equivalent amount shall be paid in shares of LNC stock based on the Fair Market Value (as defined in the Plan) of LNC stock on the date the award becomes payable (with fractional shares paid in cash).

10. Terms Applicable Only to Stock Options.

(a) Exercise Period. If and when an actual award of options under this Agreement is made, Grantee may exercise all or part of such options until the first to occur of: (1) the tenth anniversary of the grant date specified in the first paragraph of this Agreement; (2) in the case of Grantee’s death or Total Disability, the first anniversary of the later of the date on which the Committee approves the award for this cycle or the date of Grantee’s termination of employment with LNC and all subsidiaries on account of death or Total Disability; (3) in the case of Grantee’s Retirement, the fifth anniversary of the later of the date on which the Committee approves the award for this cycle or the date of Grantee’s Retirement; (4) in the case of Grantee’s involuntary termination of employment with LNC and all subsidiaries (other than a termination on account of fraud or other fidelity crimes), including the sale or disposition of the business in which Grantee is employed, the date three months after the later of the date on which the Committee approves the award for this cycle or such termination date; and (5) the date that Grantee’s employment with LNC and all subsidiaries terminates for any reason other than those described in item 2, 3, or 4 of this paragraph. LNC shall determine what constitutes termination of employment but for purposes of this Agreement (i) such termination shall not occur if Grantee has a full-time agent’s contract with LNC or a subsidiary and (ii) “subsidiary” shall include any corporation in which LNC has ownership of at least twenty-five percent.

(b) Manner of Exercise. To exercise an option, Grantee must, on an LNC business day, (1) deliver, mail or fax written notice of the exercise (in the form specified by LNC) to the LNC stock option administrative group and (2) submit full payment of the exercise price and the certification of compliance described above. Payment may be made in any combination of cash, personal check, or shares of LNC common stock. Such shares must be owned for at least six months and will constitute payment to the extent of their Fair Market Value (as defined in the Plan). As soon as practicable after an option is exercised, LNC shall cause the appropriate number of shares of LNC stock to be issued to Grantee.

(c) Award Above 100% of Target. If performance during the performance cycle exceeds 100 percent of target performance, Grantee shall receive shares of LNC common stock equal to the excess option value (prorated, if applicable, in the case of death, Total Disability, Retirement, or involuntary termination of employment as stated above). “Excess option value” means the dollar value of options in excess of 100 percent of target, determined as described in the Long-Term Incentive Plan (“LTIP”) approved by the Compensation Committee. Grantee shall also receive an amount equal to the dividends that would have been paid on such shares had Grantee held such shares from the above date of grant through the date the award becomes payable. Such dividend equivalent amount shall be paid in shares of LNC common stock based on the Fair Market Value (as defined in the Plan) of such stock on the date the award becomes payable (with fractional shares paid in cash).

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the first date set forth above.

LINCOLN NATIONAL CORPORATION

By: ____________________________________
Jon A. Boscia
Chairman and Chief Executive Officer